Exhibit 99.1

                                NEWGIOCO GROUP, INC.
                          ANNUAL MEETING OF STOCKHOLDERS
                               THURSDAY, JUNE 15, 2017
                               10:00 A.M. EASTERN TIME

                                   CEO STATEMENT

Michele Ciavarella

My comments this morning will be brief, since we covered our results and accomplishments at lengths in our 2016 annual report.

Fiscal 2016 was a year of strong results and continued momentum for Newgioco Group. The ongoing successful execution of our strategic initiatives enabled us to grow revenue by about 83 percent while continuing a positive trend in cash flow generation, increasing our cash from approximately $157,000 to over $2 million during the year. We also crossed a major milestone by surpassing $100 million in betting turnover for the first time in corporate history.

Based on our accomplishments in fiscal 2016, we believe that the company is well-positioned for continued success in fiscal 2017. In May, we announced a strong start in the first quarter where we realized record betting turnover of about $53 million compared to $28 million in Q1-2016. We also reported record revenue of $4 million or approximately 122 percent higher than in the same period last year. Indeed, while much of the growth was a result of our acquisition efforts, it does demonstrate the path we are on.

The acquisition of Ulisse and Odissea during fiscal 2016 were key revenue drivers. We are leveraging our state-of-the-art betting platform to establish a strong pipeline of attractive business opportunities with the ongoing consolidation in the Italian market, and look forward to winning more business to drive profitable growth.

We are also focused on delivering innovative, high-quality leisure betting solutions, that leverage our strong industry expertise, talent and technology capabilities. With great people in two continents on both sides of the Atlantic, and in collaboration with our customers and suppliers, we will continue to develop on three key verticals consisting of our newly acquired and highly innovative betting platform technology, our online operations as well as both retail channels of onsite stores and web-shop functionality.

We believe that our continued focus on betting platform innovation, combined with quality "customer-forward" approach, extensive retail experience and agency capabilities, technical support and infrastructure, differentiate us among leading operators in the leisure betting industry and have enabled the reputation we have earned in this area. These attributes and combined priorities provide the foundation for continued profitable growth and expansion into newly regulated geographic regions for Newgioco Group.

Let me conclude our business update today by stating that I am confident of continued momentum in each of our key priorities, betting platform technology, and both our online and onsite retail distribution channels. Since taking the Newgioco operations public on the OTCQB in 2014, we have achieved a high level of growth with a relatively low level of capital investment. We have been a strong generator of cash which we re-invested to achieve this growth. This disciplined business management has enabled us to execute an effective capital deployment strategy underpinned by one of the most advanced betting technology in the world and has made Newgioco Group a formidable player in the regulated international leisure betting space. Newgioco is now in the right position to become a successful exchange listed company and management is exploring strategies that will extract value for our shareholders going forward.

On behalf of all of our employees and management around the world, I would like to thank our shareholders for their support over the past few years and confidence for many more to come.